UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its highly-qualified director nominee at the special meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (“FRBK” or the “Company”).

On June 21, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article in American Banker:

Republic First faces delay in resolving shareholder squabble

American Banker

By John Reosti

June 21, 2022

The machinery for convening a special meeting of Philadelphia-based Republic First Bancorp shareholders is moving — but not as quickly as anticipated.

Alfred Putnam, the $5.6 billion-asset company’s court-appointed custodian, has set June 24 as the record date and expects to transmit official notice of the meeting by June 30, according to a court filing Monday.

In that same filing, Putnam, senior counsel and chairman emeritus at Faegre, Drinker, Biddle & Reath in Philadelphia, asked the U.S. District Court for the Eastern District of Pennsylvania to extend the deadline for the special meeting to July 29 from July 10. The additional time is intended to give parties interested in nominating a candidate to fill a board that had been held by Theodore Flocco, who died last month, sufficient time to complete the nomination process and solicit proxies.

“As of today, the Custodian is aware of one nominee, but he anticipates that others will be nominated and that various shareholders will solicit proxies,” Putnam wrote.

Putnam has indicated he may also approve the election of a ninth director to the board, which currently has eight seats. Either way, the special meeting should go a long way toward breaking a lengthy and acrimonious deadlock that has paralyzed Republic First’s governing body for months.

Under the terms laid out by Putnam, Republic First is not permitted to nominate a candidate or make voting recommendations. Shareholders are free to make nominations, and both activist groups seeking to wrest control of the company from CEO Vernon Hill have indicated they plan to do so.

Driver Management Co., led by founder and managing member Abbott Cooper, has already nominated Peter Bartholow, who spent 14 years at Dallas-based Texas Capital Bancshares before retiring as chief operating officer and chief financial officer in 2017.

A second group, led by New Jersey insurance executive George Norcross and former TD Bank President and CEO Greg Braca, said it would put Braca forward as its candidate.

Hill intends to nominate a candidate “soon,” a spokesman wrote Tuesday in an email to American Banker.

The Norcross-Braca group does not “have anything additional to add at this point,” according to a spokesman’s email.

For his part, Cooper said Driver “has done everything possible or necessary to be ready for a meeting on July 10,” since it had already nominated Bartholow in accordance with Republic First’s bylaws and obtained necessary approvals from Pennsylvania’s state banking regulator, “and I don’t understand why Hill and Norcross seem so reluctant to actually nominate candidates.”

While Putnam’s request for an extension resets the clock for competing groups, “I don’t think the extra time makes a difference,” Cooper said. “It looks like we are much farther along in preparing for the meeting than Hill or Norcross.”

U.S. District Judge Paul Diamond, who appointed Putnam as Republic First’s custodian on May 27, instructed him at that time to convene a special meeting by July 10. According to Republic First’s June 17 press release, shareholders wishing to nominate director candidates have seven days after the publication of the meeting notice to notify Putnam of their intent. But they must also comply with all other applicable rules and regulations governing the nomination process, including obtaining approval from Pennsylvania’s banking department to solicit proxies. Once approval is granted, Securities and Exchange Commission regulations allow candidates 20 days to solicit proxies, Putnam noted in Monday’s filing.

Flocco had been a Hill supporter. Following Flocco’s death last month, four directors opposed to Hill — the former Commerce Bancorp founder and CEO — ousted him as chairman. They replaced him with Harry Madonna, Republic First’s founder and Hill’s predecessor as chairman and CEO. Putnam’s appointment blocked them from going further and extended a split on the board that erupted in March, when Madonna and three other directors accused Hill and his allies of insider dealing.

Hill filed suit following his ouster as chairman last month. It was in response to that action that Diamond appointed Putnam as custodian.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its highly-qualified director nominee at the special meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania Company (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper and Peter B. Bartholow.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 391,854 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity owns, either beneficially or of record, 385,854 shares of Common Stock. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock owned by Driver Opportunity. As of the date hereof, Mr. Bartholow directly beneficially owns 6,000 shares of Common Stock.